Exhibit 99.1

Oceaneering Announces Record Second Quarter Earnings

July 30, 2008 – Houston, Texas – Oceaneering International, Inc. (NYSE:OII) today reported record second quarter earnings for the period ended June 30, 2008. On revenue of $500 million, Oceaneering generated net income of $52.1 million, or $0.93 per share.

Oceaneering reported revenue of $432 million and net income of $47.9 million, or $0.86 per share, for the second quarter of 2007. For the first quarter of 2008, Oceaneering reported revenue of $436 million and net income of $41.3 million, or $0.74 per share.

Summary of Results

(in thousands, except per share amounts)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2008	2007	2008	2008	2007
Revenue	$500,120	$432,041	$435,815	$935,935	$776,045
Gross Margin	118,290	106,010	98,666	216,956	185,612
Operating Income	81,465	76,298	64,770	146,235	129,834
Net Income	52,123	47,873	41,279	93,402	81,039

Diluted Earnings Per Share	$0.93	$0.86	$0.74	$1.67	$1.46

Weighted Average Number of Diluted Shares	56,069	55,678	55,978	56,024	55,593

This quarter’s results include, in Mobile Offshore Production Systems (MOPS) gross margin, a $2.0 million gain on the sale of the production barge San Jacinto. Results for the second quarter of 2007 included $2.8 million of MOPS revenue and gross margin related to a contract termination settlement for the use of the San Jacinto.

Year-over-year, quarterly earnings increased due to growth in ROV, Subsea Products, and Inspection operating profits. Sequentially, quarterly earnings rose over 25% as all business segments achieved improved operating income results, led by Subsea Products and Subsea Projects.

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The use in this release of such terms as Oceaneering, company, group, organization, we, us, our and its,

or references to specific entities, is not intended to be a precise description of corporate relationships.

T. Jay Collins, President and Chief Executive Officer, stated, “Our record second quarter earnings, which were above the midpoint of our guidance range, reflect the healthy demand we are experiencing for our subsea services and products. We continue to expect we will achieve a fifth consecutive year of record earnings in 2008.

“Our ROV and Inspection businesses achieved record quarterly operating income. We attained all-time high average ROV revenue per day-on-hire. During the quarter we put five new ROVs into service to meet rising market demand and disposed of three vehicles. At the end of June we had 214 ROVs in our fleet. Inspection results were attributable to our ongoing efforts to improve pricing and provide more value-added services.

“Compared to the first quarter of this year, Subsea Products operating income improved over 20% on higher sales of Multiflex umbilicals and our specialty subsea products, particularly ROV tooling. We realized a lower Subsea Products operating income margin than we had anticipated due to higher development costs on BOP control systems and lower utilization of our IWOCS rental fleet. At quarter-end our backlog was $372 million, up from $353 million at March 31, 2008.

“Subsea Projects operating income sequentially increased by more than 55%. This was primarily due to a seasonal increase in demand for our shallow water diving and deepwater vessel project services.

“We are revising our earnings outlook for 2008. Our annual EPS guidance range is now $3.45 to $3.65, down from $3.50 to $3.80. During the second half of 2008, we expect to achieve operating income growth for ROVs and Subsea Products and results from Subsea Projects comparable to the first half of the year.

“Due to lower than anticipated backlog and higher manufacturing and development costs, we are lowering our Subsea Products annual operating income growth range to $15 million to $20 million, from $25 million to $35 million. It is now apparent our Subsea Products operating income improvement for the second half of 2008 will not be as robust as previously projected. We are raising our ROV annual operating income growth range to $35 million to $45 million, from $30 million to $40 million, in light of our second quarter performance and an improved outlook.

“For the third quarter of 2008 we are forecasting EPS of $0.90 to $1.00. We are anticipating sequential quarterly profit improvements from ROVs and Subsea Products and lower profit contributions from Subsea Projects and MOPS.

“Looking beyond 2008, we anticipate demand for our deepwater services and products will continue to rise and, consequently, believe our business prospects for the next several years are excellent.”

Statements in this press release that express a belief, expectation, or intention, as well as those that are not historical fact, are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering’s: expectation of achieving a fifth consecutive year of record earnings in 2008; forecasted 2008 EPS range; expectations that during the second half of 2008 ROV and Subsea Products operating income will grow and that Subsea Projects results will be comparable to the first half of the year; 2008 operating income growth ranges for Subsea Products and ROVs; forecasted third quarter 2008 EPS range; anticipation of achieving, in the third quarter of 2008, sequential quarterly profit improvements from ROVs and Subsea Products and lower profit contributions from Subsea Projects and MOPS; anticipation that demand beyond 2008 for its deepwater services and products will continue to rise from current levels; and belief that its business prospects for the next several years are excellent.

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These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: industry conditions; prices of crude oil and natural gas; Oceaneering’s ability to obtain, and the timing of, new projects; and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. These and other risks are more fully described in Oceaneering’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission.

Oceaneering is a global oilfield provider of engineered services and products primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense and aerospace industries.

For further information, please contact Jack Jurkoshek, Director Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; Fax 713-329-4653; E-Mail investorrelations@oceaneering.com. A live webcast of the Company’s earnings release conference call, scheduled for Thursday, July 31, 2008 at 10:00 a.m. Central, can be heard at www.companyboardroom.com (enter ticker OII).

PR 1009

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OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2008	Dec. 31, 2007
	(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $28,829 and $27,110)	$745,300	$670,569
Net Property and Equipment	701,137	638,107
Other Assets	256,096	222,764

TOTAL ASSETS	$1,702,533	$1,531,440

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$362,804	$338,975
Long-term Debt	226,500	200,000
Other Long-term Liabilities	90,776	77,155
Shareholders’ Equity	1,022,453	915,310

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,702,533	$1,531,440

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Six Months Ended
	June 30, 2008	June 30, 2007	March 31, 2008	June 30,
				2008	2007
	(in thousands, except per share amounts)
Revenue	$500,120	$432,041	$435,815	$935,935	$776,045
Cost of Services and Products	381,830	326,031	337,149	718,979	590,433

Gross margin	118,290	106,010	98,666	216,956	185,612
Selling, General and Administrative Expense	36,825	29,712	33,896	70,721	55,778

Income from operations	81,465	76,298	64,770	146,235	129,834
Interest Income	77	137	131	208	252
Interest Expense, net	(3,503)	(3,972)	(3,309)	(6,812)	(7,102)
Equity Earnings of Unconsolidated Affiliates	612	1,052	841	1,453	2,241
Other Income (Expense), net	1,537	(205)	1,074	2,611	(173)

Income before income taxes	80,188	73,310	63,507	143,695	125,052
Provision for Income Taxes	28,065	25,437	22,228	50,293	44,013

Net Income	$52,123	$47,873	$41,279	$93,402	$81,039

Diluted Earnings per Share	$0.93	$0.86	$0.74	$1.67	$1.46
Weighted average number of common shares and equivalents	56,069	55,678	55,978	56,024	55,593

The above Condensed Consolidated Balance Sheets and Consolidated Statements of Income should be read in conjunction with the Company’s latest Annual Report, Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

The use in this release of such terms as Oceaneering, company, group, organization, we, us, our and its,

or references to specific entities, is not intended to be a precise description of corporate relationships.

SEGMENT INFORMATION

	For the Three Months Ended			For the Six Months Ended
	June 30, 2008	June 30, 2007	March 31, 2008	June 30, 2008	June 30, 2007
	($ in thousands)
Remotely Operated Vehicles
Revenue	$159,229	$130,219	$144,729	$303,958	$243,549
Gross margin	$53,068	$42,364	$48,629	$101,697	$75,047
Operating income	$45,338	$36,675	$41,497	$86,835	$64,168
Operating income %	28%	28%	29%	29%	26%
Days available	19,114	18,038	19,232	38,346	35,047
Utilization	84%	87%	80%	82%	86%
Subsea Products
Revenue	$164,124	$117,311	$138,518	$302,642	$222,182
Gross margin	$38,185	$30,552	$32,594	$70,779	$59,545
Operating income	$25,432	$20,973	$20,717	$46,149	$41,597
Operating income %	15%	18%	15%	15%	19%
Backlog	$372,000	$378,000	$353,000	$372,000	$378,000
Subsea Projects
Revenue	$58,790	$68,575	$47,614	$106,404	$101,675
Gross margin	$20,906	$25,524	$14,040	$34,946	$41,097
Operating income	$18,878	$23,564	$12,133	$31,011	$37,634
Operating income %	32%	34%	25%	29%	37%
Inspection
Revenue	$67,969	$55,417	$59,551	$127,520	$102,837
Gross margin	$13,776	$11,144	$11,587	$25,363	$17,826
Operating income	$9,337	$7,516	$7,537	$16,874	$10,997
Operating income %	14%	14%	13%	13%	11%
Mobile Offshore Production Systems
Revenue	$10,165	$14,453	$10,033	$20,198	$25,477
Gross margin	$4,766	$6,027	$2,670	$7,436	$9,425
Operating income	$4,341	$5,640	$2,254	$6,595	$8,706
Operating income %	43%	39%	22%	33%	34%
Advanced Technologies
Revenue	$39,843	$46,066	$35,370	$75,213	$80,325
Gross margin	$6,430	$7,245	$4,934	$11,364	$13,120
Operating income	$3,335	$5,028	$2,105	$5,440	$8,954
Operating income %	8%	11%	6%	7%	11%
Unallocated Expenses
Gross margin	$(18,841)	$(16,846)	$(15,788)	$(34,629)	$(30,448)
Operating income	$(25,196)	$(23,098)	$(21,473)	$(46,669)	$(42,222)
TOTAL
Revenue	$500,120	$432,041	$435,815	$935,935	$776,045
Gross margin	$118,290	$106,010	$98,666	$216,956	$185,612
Operating income	$81,465	$76,298	$64,770	$146,235	$129,834
Operating income %	16%	18%	15%	16%	17%
SELECTED CASH FLOW INFORMATION
Capital expenditures, including acquisitions	$58,210	$60,795	$87,824	$146,034	$111,513
Depreciation and amortization	$27,541	$22,386	$26,499	$54,040	$44,133

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